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                                                                     Exhibit 8.1








Writer's Direct Dial:  (212) 225-2540
E-Mail:  yreich@cgsh.com



                                January 16, 2001




Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio 45263




Ladies and Gentlemen:

                  Reference is made to the Registration Statement on Form S-4 (as amended, the "Registration Statement") of Fifth Third Bancorp, an Ohio corporation ("Fifth Third"), relating to the merger (the "Merger") of Old Kent Financial Corporation, a Michigan corporation ("Old Kent"), with and into Fifth Third Financial Corporation, an Ohio corporation and a wholly-owned subsidiary of Fifth Third.

                  We have reviewed the discussion set forth in the section entitled "The Merger - Material Federal Income Tax Consequences" in the Registration Statement. In our opinion, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.


                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                            Very truly yours,


                                            CLEARY, GOTTLIEB, STEEN & HAMILTON

                                            By: /S/ YARON Z. REICH
                                                ------------------
                                                Yaron Z. Reich, a Partner